Free Writing Prospectus

Filed Pursuant to Rule 433

File No. 333-219345

June 10, 2019

This free writing prospectus is being filed to provide the correct CUSIP number for Apache Corporation’s 5.350% Notes due 2049.

CUSIP / ISIN:      037411 BG9 / US037411BG97

The Issuer has filed a registration statement (including a prospectus and related preliminary prospectus supplement for the offering) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. You should read the preliminary prospectus supplement, the accompanying prospectus in that registration statement, and the other documents the Issuer has filed with the SEC for more complete information about the Issuer and the offering. You may get these documents for free by visiting EDGAR on the SEC’s website at http://www.sec.gov. Alternatively, the issuer, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. at 1-800-831-9146, HSBC Securities (USA) Inc. at 1-866-811-8049, TD Securities (USA) LLC at 1-855-495-9846 or Wells Fargo Securities, LLC at 1-800-645-3751.

This communication should be read in conjunction with the preliminary prospectus supplement, the accompanying prospectus, and the free writing prospectus filed on June 6, 2019. The information in this communication supersedes the information in the preliminary prospectus supplement, the accompanying prospectus, and the free writing prospectus filed on June 6, 2019 to the extent it is inconsistent with the information in such preliminary prospectus supplement, the accompanying prospectus, or the free writing prospectus filed on June 6, 2019.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.